Exhibit 10.01

AMENDMENT No. 2 TO INDUSTRIAL LEASE – NET

THIS AMENDMENT (“Amendment”) is made and entered into as of April 1, 2014, by and between CAMPBELL HAWAII INVESTOR LLC, a Hawaii limited liability company (“Lessor”), and LEAPFROG ENTERPRISES, Inc., a Delaware corporation (“Lessee”).

Lessor’s predecessor-in-interest, SP Kaiser Gateway 1, LLC, a Delaware limited liability company, and Lessee entered into that certain Industrial Lease – Net dated March 31, 2004 (the “Industrial Lease”), as amended by that certain Amendment No. 1 dated March 15, 2010 (“Amendment No. 1,” and, together with the Industrial Lease, the “Lease”) with respect to certain premises identified as 13479 Valley Boulevard, Fontana, California. Capitalized words and phrases for which no definition is given in this Amendment shall have the meanings given them in the Lease. Lessor and Lessee now desire to amend the Lease to extend the Original Term and increase the Base Rent and they therefore hereby agree as follows:

1.           Amendment of Paragraph - 1.3 Term. Paragraph 1.3 of the Lease is hereby amended to read as follows:

“1.3 Term. The “Original Term” shall commence July 23, 2004 and shall expire April 30, 2020 (the “Expiration Date”). The “Term” of this Lease shall be the Original Term.

2.           Amendment of Paragraph 1.5 - Base Rent. The Following Language Is Hereby Added To Paragraph 1.5 Of The Lease, To Read As Follows:

Period	Base Rent per Square Foot per Month	Base Rent per Month
4/1/15 – 4/30/15	$0.00	$0.00
5/1/15 – 4/30/16	$0.38	$156,104.00
5/1/16 – 4/30/17	$0.3914	$160,787.12
5/1/17 – 4/30/18	$0.4031	$165,593.48
5/1/18 – 4/30/19	$0.4152	$170,564.16
5/1/19 – 4/30/20	$0.4277	$175,699.16

3.           Amendment of Paragraph 5 – Operating Expenses. Clause (6) of Section 5.1 of the Lease, is hereby amended to read: “that portion of the property management fee related to the Premises in excess of Four Thousand Five Hundred Dollars ($4,500) per month;”.

4.           Deletion of Section 39.4 – Lessee’s Option to Extend Term. Section 39.4 of the Lease is hereby deleted.

5.           Brokers. Lessee was represented in the transaction evidenced by this Amendment by Lee & Associates (“Lessee’s Broker”), a licensed real estate broker. Lessor was represented in the transaction by Colliers International (“Lessor’s Broker”), a licensed real estate broker. Lessor shall be solely responsible for paying any commission or fee owed to Lessors’s Broker or Lessee’s Broker in connection with this Amendment pursuant to a separate agreement. Except as provided in the immediately preceding sentence, each party to this Amendment shall indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Amendment.

6.           Ratification. Lessor and Lessee hereby ratify and confirm all of the terms of the Lease as amended in paragraphs 1 through 5 of this Amendment

7.           Counterparts; Facsimile Delivery. This Amendment may be executed by all parties in counterparts in which event each shall be deemed an original and all of which shall constitute one and the same agreement. This Amendment shall be deemed validly executed and delivered if an executed counterpart is transmitted by electronic facsimile and the original is subsequently delivered to the other party.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first above written.

LESSOR:		LESSEE:

CAMPBELL HAWAII INVESTOR, LLC, a Hawaii limited liability company		LEAPFROG ENTERPRISES, INC., a Delaware corporation

By:	James Campbell Company LLC, a	By:	/s/ John Barbour
	Delaware limited liability company, its	Name:	John Barbour
	manager	Title:	CEO

By:	/s/ Sydni L. Roberson	By:
Name:	Sydni L. Roberson	Name:
Title:	Vice President, Regional Manager	Title:

By:	/s/ Dorine Holsey Streeter
Name:	Dorine Holsey Streeter
Title:	Executive Vice President Real Estate Investment Management